Exhibit 10.36

Execution Copy

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “AGREEMENT”) is made as of November 14, 2012 by and between Harbinger Capital Partners LLC, a Delaware limited liability company (“HCP”), and Harbinger Group Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”, and each a “Party”).

WHEREAS, HCP and certain of its affiliated funds (together, the “HCP Entities”) and the Company and certain of its wholly-owned subsidiaries (together, the “Company Entities”) desire to enter into this Agreement to set forth the terms and conditions upon which the Parties will provide certain ongoing services to each other as described herein.

NOW, THEREFORE, and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. TERM. The term of this Agreement shall commence on November 14, 2012 and shall continue in effect until terminated by either Party to this Agreement following thirty (30) days advance written notice to the other Party (the “Term”) or such other amount of days as agreed to by the Parties in writing.

2. SERVICES TO BE PROVIDED.

(a) During the Term, the Company shall, and shall cause the other Company Entities to, (i) provide, or cause to be provided, those services and goods to the HCP Entities that are reasonably requested by HCP from time to time, including office spaces and operational support and (ii) make available to the HCP Entities those employees of the Company Entities requested by HCP from time to time to perform such services (each, a “Company Service Provider”), as reasonably requested by HCP and subject to any limitations on the provision of Company Services (as defined below) contained in any employment agreement between a Company Service Provider and the Company Entities or any other agreement (such services listed in clause (i) and (ii) of this Section 2(a), the “Company Services”). It is the current intention of the Parties that no Company Service Provider spend more than 10% of his or her business time per year providing Company Services without the consent of a majority of the members of the board of directors of the Company that are determined to be “independent” pursuant to the rules of the New York Stock Exchange (the “Independent Directors”).

(b) The Company shall use commercially reasonable efforts to cause the Company Services to be provided to the HCP Entities; provided that, the Company shall be under no obligation, and shall have no obligation to cause the other Company Entities, to (A) provide access to any Company Service Provider if such person’s employment with any of the Company Entities has been terminated or such person refuses or is unable to perform Company Services (as defined below); (B) provide any Company Service if the Company determines in good faith that any applicable law or regulation prevents or prohibits any of the applicable Company Entities from providing such Company Service or any of the Company Entities is unable to obtain the requisite consents, approvals or authorizations to provide such Company Service; (C) provide any Company Service if a third party contractor ceases to provide Company Services to any of the Company Entities such that such Company Entity can no longer provide such Company Service or (D) provide any Company Service if any of the Company Entities cease to provide such Company Service to itself or its subsidiaries; provided, that in each such circumstance described in clauses (A) through (D) of this Section 2(a), each Party shall cooperate in good faith and use commercially reasonable efforts to determine the best alternative approach. The Company Services shall be provided on an as-needed, non-exclusive basis within a reasonable time after HCP requests such Company Services. At any time during the Term, HCP may in its sole discretion reduce or increase the level of Company Services or terminate or add one or more Company Services on a prospective basis, including reducing or increasing the number of Company Service Providers.

(c) During the Term, HCP shall, and shall cause the other HCP Entities to, (i) provide, or cause to be provided, those services and goods to the Company Entities that are reasonably requested by the Company from time to time, including office spaces and operational support and (ii) make available to the Company Entities those employees of the HCP Entities requested by the Company from time to time to perform such services (each, an “HCP Service Provider”), as reasonably requested by the Company and subject to any limitations on the provision of HCP Services (as defined below) contained in any employment agreement between an HCP Service Provider and the HCP Entities or any other agreement (such services listed in clause (i) and (ii) of this Section 2(b), the “HCP Services”, and together with the Company Services, the “Services”). HCP shall use commercially reasonable efforts to cause the HCP Services to be provided to the Company Entities; provided that, HCP shall be under no obligation, and shall have no obligation to cause the other HCP Entities, to (A) provide access to any HCP Service Provider if such person’s employment with any of the HCP Entities has been terminated or such person refuses or is unable to perform HCP Services; (B) provide any HCP Service if HCP determines in good faith that any applicable law or regulation prevents or prohibits any of the applicable HCP Entities from providing such HCP Service or any of the HCP Entities is unable to obtain the requisite consents, approvals or authorizations to provide such HCP Service; (C) provide any HCP Service if a third party contractor ceases to provide HCP Services to any of the HCP Entities such that such HCP Entity can no longer provide such HCP Service or (D) provide any HCP Service if any of the HCP Entities cease to provide such HCP Service to itself or its affiliated funds; provided, that in each such circumstance described in clauses (A) through (D) of this Section 2(b), each Party shall cooperate in good faith and use commercially reasonable efforts to determine the best alternative approach. The HCP Services shall be provided on an as-needed, non-exclusive basis within a reasonable time after the Company requests such HCP Services. At any time during the Term, the Company may in its sole discretion reduce or increase the level of HCP Services or terminate or add one or more HCP Services on a prospective basis, including reducing or increasing the number of HCP Service Providers.

(d) The Parties mutually acknowledge and agree that the execution of this Agreement and the performance of Services hereunder shall not constitute a breach of, or otherwise contravene the terms of any employment agreement or other material agreement or contract to which the Company Entities or HCP is a party or otherwise bound. Notwithstanding the above, except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the HCP Entities and the Company Entities assume all risks and liabilities arising from or relating to its use of and reliance upon the Company Services and the HCP Services, respectively, and neither the HCP Entities, the Company Entities nor any individual providing Services make any representation or warranty with respect thereto. Except as expressly set forth herein, the HCP Entities, the Company Entities and the individuals providing Services hereby expressly disclaim all representations and warranties regarding the Services, whether express or implied, including any representation or warranty in regard to quality, performance, noninfringement, compliance with laws or regulations (domestic and foreign), commercial utility, merchantability or fitness of the Services for a particular purpose.

3. FEES.

(a) In consideration of the provision of the Company Services and unless terminated sooner under the terms of this Agreement, HCP shall pay to the Company a service fee, which shall be calculated to reflect the Base Price (as defined below) for each Company Service (such fee, the “Company Service Fee”) and be paid in accordance with Section 5 hereof. The Company shall notify HCP in writing at any time that, to the best of its knowledge, the Company Service Fee does not equal the Base Price.

(b) In consideration of the provision of the HCP Services and unless terminated sooner under the terms of this Agreement, the Company shall pay to HCP a service fee, which shall be calculated to reflect the Base Price for each HCP Service (such fee, the “HCP Service Fee”) and be paid in accordance with Section 5 hereof. HCP shall notify the Company in writing at any time that, to the best of its knowledge, the HCP Service Fee does not equal the Base Price.

(c) For purposes hereof, “Base Price” shall mean, with respect to the price of any Service, an amount that is the actual cost of such Service (reasonably estimated, to the extent required) without any element of profit or other comparable compensation, which shall include (i) one-time costs and cash and non-cash charges incurred by the provider of such Service, (ii) out-of-pocket costs and expenses incurred subject to

Section 4 hereof by the provider of such Service, (iii) the cost of any consents, approvals, licenses or other agreements required to be obtained in order for any Service to be provided; (iv) the hourly rate (based on a fully loaded rate that includes all costs of employment, including salary, bonus, benefits, expenses and overhead costs associated with such employment, including office space and payroll costs, but excluding the cost of equity or equity based compensation unless the Parties mutually agree otherwise) for each of the individuals providing Services under this Agreement; and (iv) pass through or allocation of payments made to any party in connection with providing the Company Services or the HCP Services.

4. REIMBURSEMENT OF CERTAIN COSTS. The Company and HCP shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the provision of Services; provided that the Parties shall first notify and seek approval from the other Party prior to incurring any expense in excess of $100,000 during a single calendar quarter.

5. BILLING.

(a) The Company shall submit to HCP from time to time, but no less frequently than quarterly, an invoice in respect of the Company Service Fee and out-of-pocket expenses incurred pursuant to Sections 3 and 4, respectively. Invoices will be in such reasonable detail as to identify the Company Services provided, the amounts charged therefor and any incurred out-of-pocket expenses. Upon written request by HCP, the Company shall provide HCP with copies of invoices from any third parties for such out-of-pocket expenses. Subject to the netting of fees in accordance with this Section 5, HCP shall pay in cash to the Company the full amount of the Company Service Fee and such approved expenses within thirty (30) days after receipt of such invoice from the Company. Within thirty (30) days following the end of each calendar year (or such other period of time as the Parties may agree to in writing) or following a reasonable amount of time after the termination of this Agreement (which shall, solely with respect to Taxes (as defined below), extend to six (6) years following the termination of this Agreement), the Company shall submit to HCP an invoice reflecting any adjustments to the Company Service Fees previously paid as a result of mutually agreed changes to the Base Price for a Company Service pursuant to Section 3(a) above (the “Company True-Up Invoice”). To the extent the Company True-Up Invoice requires an additional payment by HCP, the Company may (in its sole discretion) determine to apply the amount of such additional payment against any future HCP Service Fee(s) or HCP True-Up Invoice(s) (as defined below) requiring a payment by the Company, or elect to have HCP pay in cash to the Company such amount within thirty (30) days after receipt of such invoice. To the extent that the Company True-Up Invoice reduces any Company Service Fees previously paid by HCP, HCP may (in its sole discretion) determine to apply the amount of such reduction against any future Company Service Fee(s) or any HCP True-Up Invoice(s) requiring a payment by HCP, or elect to have the Company pay such amount in cash to HCP within thirty (30) days after receipt of such invoice or the termination of this Agreement.

(b) HCP shall submit to the Company from time to time, but no less frequently than quarterly, an invoice in respect of the HCP Service Fee and out-of-pocket expenses incurred pursuant to Sections 3 and 4, respectively. Invoices will be in such reasonable detail as to identify the HCP Services provided, the amounts charged therefor and any incurred out-of-pocket expenses. Upon written request by the Company, HCP shall provide the Company with copies of invoices from any third parties for such out-of-pocket expenses. Subject to the netting of fees in accordance with this Section 5, the Company shall pay in cash to HCP the full amount of the HCP Service Fee and such approved expenses within thirty (30) days after receipt of such invoice from HCP. Within thirty (30) days following the end of each calendar year (or such other period of time as the Parties may agree to in writing) or following a reasonable amount of time after the termination of this Agreement (which shall, solely with respect to the Taxes, extend to six (6) years following the termination of this Agreement), HCP shall submit to the Company an invoice reflecting any adjustments to the HCP Service Fees previously paid as a result of mutually agreed changes to the Base Price for an HCP Service pursuant to Section 3(b) above (the “HCP True-Up Invoice”). To the extent that the HCP True-Up Invoice requires an additional payment by the Company, HCP may (in its sole discretion) determine to apply the amount of such additional payment against any future Company Service Fee(s) or Company True-Up Invoice(s) requiring a payment by HCP, or elect to have the Company pay in cash to HCP such amount within thirty (30) days after receipt of such invoice. To the extent that the HCP True-Up Invoice reduces any HCP Service Fees previously paid by the Company, the Company may (in its sole discretion) determine to apply the amount of such reduction against any future HCP Service Fee(s) or any HCP True-Up Invoice(s) requiring a payment by the Company, or elect to have HCP pay such amount in cash to the Company within thirty (30) days after receipt of such invoice or the termination of this Agreement.

(c) All payments under this Agreement shall be grossed-up to cover any sales tax, value-added tax, goods and services tax or similar tax (“Taxes”) payable with respect to the provision of Services (but excluding any tax based upon or measured by the net income of HCP or the Company), and each Party shall be responsible for paying any such Taxes to the appropriate governmental authority with respect to the provision of Services. Upon written request, each Party shall submit to the other Party an original receipt by the applicable tax authority (or such other evidence as shall be reasonably satisfactory to the other Party) evidencing the payment of Taxes with respect to the provision of Services. The Parties shall cooperate with each other to minimize any applicable Taxes and each shall provide the other with any reasonable certificates or documents which are useful for such purpose.

(d) Each Party shall provide to the other an invoice (each, an “Initial Invoice”) reflecting the Base Price, as applicable, for any services (and any related costs and expenses) provided to, or for the benefit of, of the other party during the period beginning on October 1, 2011 and ending on the date of this Agreement. Each Initial Invoice shall be in such reasonable detail as to identify the services provided and by whom, the amounts charged therefor and any incurred out-of-pocket expenses. Upon written request, each Party shall provide the other with copies of invoices from any third parties for such out-of-pocket expenses. The Initial Invoices of the Company and HCP shall be netted and the remainder shall be paid within thirty (30) days thereafter or such other period of time as the Parties shall agree to in writing.

6. LIMITATION ON LIABILITY; INDEMNIFICATION.

(a) The Company Entities shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless the HCP Entities, or its affiliates, officers, directors, managers, employees, agents or other representatives from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Company Services other than any such cost, loss, expense, damage or liability resulting from the willful misconduct or fraud of the Company Entities or any of its directors, managers, officers, employees, partners, members or agents. The HCP Entities shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless the Company Entities, or its affiliates, officers, directors, managers, employees, agents or other representatives from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the HCP Services other than any such cost, loss, expense, damage or liability resulting from the willful misconduct or fraud of the HCP Entities or any of its directors, managers, officers, employees, partners, members or agents. A Party entitled to indemnification hereunder shall give written notice to the indemnifying party, in reasonable detail, promptly upon learning of any claim, suit or proceeding for which indemnification may be sought, provided that failure to do so shall have no effect except to the extent the indemnifying party is prejudiced thereby. The indemnified party may choose to participate in the defense of any claim or suit, at its own expense and with its own choice of counsel, but the indemnifying party shall have the right to control the defense and settlement, provided that the indemnifying party shall not, without the indemnified party’s prior written consent, settle any claim that increases the indemnified party’s costs or adversely affects the indemnified party’s rights.

(b) Notwithstanding the terms of any indemnification agreement between the HCP Entities or the Company Entities and those persons who will be providing Services under this Agreement (each an “Indemnification Agreement”), each such Indemnification Agreement shall continue in full force and effect with respect to the Services provided hereunder subject to the exclusions set forth in Section 6(a). The indemnification pursuant to the Indemnification Agreements shall not be deemed exclusive of any other rights to which such persons may be entitled under the HCP Entities’ or the Company Entities’ organizational or governing documents or under any other agreement, contract of insurance, vote of stockholders, members, or disinterested directors or managers, or otherwise, or of the broader power of the HCP Entities or the Company Entities to indemnify an agent of the HCP Entities or the Company Entities as authorized by applicable law.

(c) Except as required by applicable law or legal process, no advice rendered by any individual providing Services pursuant to this Agreement, whether formal or informal, may be disclosed, in whole or in part, or summaries, excerpted from or otherwise referred to without the Company’s or HCP’s prior written consent, as applicable. In addition, except as required by applicable law or legal process, such individual’s role under this Agreement may not be otherwise disclosed or referred to without the Company’s or HCP’s prior written consent, as applicable.

(d) Notwithstanding the provision of certain legal services from time to time pursuant to the terms of this Agreement, (i) neither the Company Entities nor any of the Company Service Providers shall be responsible for supervising the HCP Entities’ legal, regulatory or compliance functions, and (ii) neither the HCP Entities nor any of the HCP Service Providers shall be responsible for supervising the Company Entities’ legal, regulatory or compliance functions. The Parties agree that they share a common interest in the subject matter of HCP Entities’ and the Company Entities’ communications, information and materials, including attorney-client communications, attorney work-product and other privileged or protected information. Subject to the confidentiality restrictions set forth in Section 9 of this Agreement, the Parties are hereby entering into a voluntary sharing of confidential communication, information and materials, including attorney-client communications, attorney work-product and other privileged or protected information of the HCP Entities and the Company Entities. The Company Entities’ lawyers providing legal services to the HCP Entities, and the HCP Entities’ lawyers providing legal services to the Company Entities, shall have an attorney-client relationship with the HCP Entities and the Company Entities, respectively, and it is intended by the Parties that communication among the HCP Entities’ and the Company Entities’ lawyers and the work product of those lawyers shall enjoy the benefits of the attorney-client privilege, the attorney work-product immunity, joint defense and/or any other applicable privilege, immunity or protection. The protection of the attorney-client privilege, the attorney work-product immunity, joint defense and/or any other applicable privilege, immunity or protection are not waived for any communication, information or materials of the HCP Entities or the Company Entities that may be exchanged among the Company Entities and the HCP Entities and their respective counsel, whether or not such counsel is an employee of the Company Entities or the HCP Entities. This Agreement does not affect the independent and separate relationship of the Parties and their respective attorneys, nor shall it require disclosure by the Parties’ counsel of their respective information to the other Party. Notwithstanding any other provision hereof, the limitations on liability included in this Agreement shall not apply to legal services to the extent that such limitation or liability would contravene any applicable ethical code, code of responsibility or other legal, administrative or regulatory requirement.

7. EMPLOYEES DEEMED TO BE CONSULTANTS. Employees of a Party engaged in performing the Services shall be considered to be providing such Services to the other Party as its consultants. Under no circumstances (including federal, state and local law) shall such employees be considered to be employees of the other Party or any of its subsidiaries.

8. INDEPENDENT CONTRACTOR. In performing the Services, each Party shall be an independent contractor and neither Party shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement. For the avoidance of doubt, neither Party nor any of its employees, partners, officers or agents shall have any right, power or authority to bind the other Party in any manner whatsoever, except at the express instruction of such other Party.

9. CONFIDENTIAL AND PROPRIETARY INFORMATION.

(a) In addition to any confidential and proprietary information that the Company Service Providers or the HCP Service Providers heretofore developed, learned or became aware of as employees, directors, managers, officers, stockholders or members of a Party (collectively, the “Prior Confidential Information”), either Party may, in connection with the provision of the Services under this Agreement, provide to the other Party or such individuals and confide in any of them additional confidential and proprietary information (collectively, the “Additional Confidential Information”), including: (i) business methods and systems, techniques and methods of operation developed by each Party or its affiliates and which the other Party recognizes to be unique assets; (ii) any research or data of any kind; or (iii) any information relating to strategic plans or the financial condition of either Party or their respective affiliates. All the Prior Confidential Information and all the Additional Confidential Information are herein sometimes referred to collectively as “Confidential Information”. Neither Party nor any of the individuals that provide the Services shall, either during or at any time after the Term, directly or indirectly, in any manner utilize or disclose any Confidential Information to any individual, firm, corporation, company, association or other entity without the prior consent of the other Party (unless legally compelled to do so, but subject to the provisions of Section 9(b) or otherwise permitted by Section 9(d)); provided however, that only to the extent necessary to allow the provision of Services, the Company Entities or the HCP Entities and/or any of the individuals that provide the Services may disclose Confidential Information in a limited manner reasonably calculated to ensure non-disclosure of such information. The term “Confidential Information” does not include information, knowledge or factual data that: (A) becomes part of the public knowledge or literature, other than as a result of disclosure thereof by a Party or any of the individuals that provide the Services in breach of this Agreement; (B) was disclosed to the Company Entities, the HCP Entities or any of the individuals that provide the Services on a non-confidential basis by a third party that is known by the Company Entities, the HCP Entities or any of the individuals that provide the Services, after reasonable inquiry, to have the right to disclose the same; (C) was independently developed by the either Party, their affiliates or agents or any of the individuals that provide the Services; or (D) was already known to the Parties, their affiliates or agents or any of the individuals that provide the Services before they received such information and was not obtained from a source known by the Parties, their agents or any of the individuals that provide the Services, after reasonable inquiry, to have been prohibited from the right to disclose the same.

(b) If a Party or any individual that provides the Services on behalf of such Party becomes legally compelled (by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body) to disclose any Confidential Information, then such Party will give prompt prior notice of such requirement to the other Party so that the other Party or any of its affiliates may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained then only that portion of the Confidential Information that is required to be disclosed will be disclosed by such Party or the individual that provides the Services on behalf of such Party, and commercially reasonable efforts will be made by that Party to obtain assurance that confidential treatment will be accorded such portion of such Confidential Information; provided, subject to Section 4, the Party required to disclose the Confidential Information may require the other Party, to either (i) advance the third party costs and expenses necessary for such Party to seek to obtain such confidential treatment or (ii) reimburse its out-of-pocket costs and expenses incurred to seek to obtain such assurance of confidential treatment hereunder.

(c) The provisions herein governing Confidential Information shall be separate and in addition to any other agreements or obligations that each Party and their partners, employees, or agents may be subject to regarding the confidential, trade secret and/or proprietary nature of information related to the other Party or its affiliates and the provisions set forth herein shall not in any way supersede or otherwise limit any such other agreements or obligations. Notwithstanding the foregoing, the provisions herein governing Confidential Information shall supersede any other agreements or obligations regarding such information only to the extent necessary to allow the Services to be performed as contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in this Section 9 or any other agreement among the Parties in effect on the date hereof, each Company Entity that has reporting obligations under applicable securities laws (including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934) shall be permitted to disclose in its filings required thereunder any information required to be disclosed therein under applicable law or the rules of any applicable stock exchange.

10. COOPERATION AND DISPUTE RESOLUTION.

(a) The Company and HCP shall each appoint as many as two (2) employees occupying a senior management role with the Company and HCP, respectively, to coordinate the provision of Services (each such person, a “Service Coordinator”). Each Service Coordinator shall have the authority and responsibility to: (i) represent the appointing Party in relation to this Agreement and make appropriate decisions on day-to-day issues subject to the terms of this Agreement; (ii) coordinate the technical aspects of the Services and consult on the operation and management of the Services; (iii) monitor the appointing Party’s compliance with its obligations under this Agreement and review the performance of the Services; and (iv) resolve any dispute between the Parties.

(b) In the event of a dispute hereunder between HCP and the Company that the Service Coordinators are unable to resolve within five (5) days (a “Dispute”), a senior officer of the Company and a senior officer of HCP shall attempt within a period of seven (7) days thereafter, or such longer period as the Parties may agree (the “Resolution Period”), to conclusively resolve the Dispute. If a Dispute remains unresolved after the expiration of the Resolution Period, then either Party may deliver to the other Party a written notice along with reasonable supporting detail (a “Dispute Notice”) with respect to such Dispute and the Parties shall negotiate in good faith to resolve any such Dispute, and any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties have not reached a final resolution within thirty (30) days from the date of delivery of any Dispute Notice, then each Party shall have the right to cause the matter to be submitted to an arbitrator, who shall be selected by the American Arbitration Association and shall have expertise in the subject matter of the Dispute Notice (the “Arbitrator”), whose written final decision shall be final and binding upon the Parties. The fees, expenses and costs of the Arbitrator shall be borne equally by each Party except to the extent specifically awarded otherwise by the Arbitrator. All materials submitted to the Arbitrator (including the final decision of the Arbitrator) shall be considered Confidential Information and subject to Section 9 hereof.

(c) The Service Coordinators shall meet as often as necessary in order to promptly (i) oversee the implementation and application of this Agreement, (ii) resolve any disputes submitted to it by any representative of either Party and (iii) discuss any delay, disruptions, suspension or outage in the provision of any Service.

(d) Each of the Parties shall have the right to change its Service Coordinators at any time by providing written notice to the other Party.

11. BOOKS AND RECORDS. During the Term and for three (3) years following the termination of this Agreement (or such shorter period of time agreed to in writing by the Parties), each Party shall in the ordinary course of business and consistent with past practice keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services, and shall make such books and records available to the other Party and its representatives, upon reasonable notice, during normal business hours, and as necessary to comply with any compelled disclosure described in Section 9(b) or other circumstances in which information regarding the Services is required by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body.

12. ENTIRE AGREEMENT; WAIVERS AND AMENDMENTS. This Agreement sets forth the entire understanding between the Company and HCP relating to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the Parties hereto, or in the case of a waiver, by the Party hereto against whom such waiver is sought to be enforced; provided that however any waiver, modification or amendment to the terms of this Agreement, must be approved by a majority of the Independent Directors.

13. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, either Party (or such Party’s permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to one or more of such Party’s affiliates or to an entity that succeeds to all or substantially all of the business or assets of such Party.

14. NO THIRD PARTY BENEFICIARIES. The HCP Service Providers and the Company Service Providers shall be deemed third party beneficiaries solely of the provisions set forth in Section 6 of this Agreement. Except as provided in the preceding sentence, nothing in this Agreement shall confer any rights upon any person which is not a party or a successor or permitted assignee of a party to this Agreement.

15. TERMINATION. This Agreement may be terminated at any time by the written agreement of the Parties as provided in Section 1 hereof. Notwithstanding the foregoing and any other provision contained herein, the following Sections of this Agreement shall remain in effect and shall survive the termination of this Agreement: Section 5, Billing; Section 6, Limitation on Liability; Indemnification; Section 9, Confidential and Proprietary Information; Section 10, Cooperation and Dispute Resolution; Section 13, Successors and Assigns; and Section 14, No Third Party Beneficiaries.

16. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

17. NOTICES. All written notices, demands and other communications given to or made by either Party to the other in connection with this Agreement shall be either personally served on an officer or other authorized representative of the Party to which it is given or mailed by registered first class mail, postage prepaid, to the headquarters of such Party to the attention of its chief financial officer, with a copy to its general counsel, or to such other address and to the attention of such persons as the Party in question may from time to time specify to the other by notice hereunder. All notices shall be deemed delivered and effective (a) if hand-delivered, upon delivery, or (b) if mailed, three (3) business days after mailing.

18. INTERPRETATION. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The section and sub-section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to a section, paragraph or clause, such reference will be to a section, paragraph or clause hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(f) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(h) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

19. FURTHER ASSURANCES. Each of the Parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the date first above written.

HARBINGER CAPITAL PARTNERS LLC

By:	/s/ Keith M. Hladek
	Name:	Keith M. Hladek
	Title:	Chief Financial Officer & Co-Chief Operating Officer

HARBINGER GROUP INC.

By:	/s/ Thomas A. Williams
	Name:	Thomas A. Williams
	Title:	Executive Vice President and Chief Financial Officer

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